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                                                                  Exhibit (c)(3)



                              INVESTORS' AGREEMENT

         THIS INVESTORS' AGREEMENT (this "Agreement"), dated the 27th day of August 1999, is by and among (i) Trivest Furniture Corporation, a Florida corporation (the "Company," which term shall refer to WinsLoew Furniture, Inc. upon the consummation of the Merger), (ii) Trivest Furniture Partners, Ltd. (the "Institutional Investor"), (iii) Trivest Fund II Group, Ltd. (the "Lead Trivest Investor" and, together with the Institutional Investor, the "Trivest Investors") and (iv) Bobby Tesney, R. Craig Watts, Stephen C. Hess, Vincent A. Tortorici, Jr. (both in his individual capacity and as the beneficiary of the Vincent A. Tortorici, Jr. Individual Retirement Account, Account #1238SD, Community Bank (Blountsville, Alabama), Custodian (the "Tortorici IRA"), Rick
J. Stevens, Jerry C. Camp, Earl W. Powell, Phillip T. George, M.D., Troy D. Templeton, Brevator J. Creech, M.D. and James J. Pinto (collectively, the "Individual Investors"). The Trivest Investors and the Individual Investors are collectively referred to herein as the "Investors". Certain other terms are defined in section 1.

         The Investors have agreed to acquire certain securities from the Company. In consideration of the premises and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties hereto, and in order to induce the Investors to purchase such securities from the Company, the parties hereby agree as follows:

         1. Certain Definitions. Capitalized terms used in this Agreement without definition have the respective meanings ascribed hereto in the Subscription Agreement (it being agreed that, for purposes of this Agreement, no amendment to any of such terms shall be effective without the consent of the requisite parties to this Agreement specified in section 11). In addition, the following terms have the following respective meanings:

         "Affiliate" shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Applicable Percentage" as applied to any holder of Restricted Securities on any date shall mean a fraction (expressed as a percentage), the numerator of which is the aggregate number of Restricted Securities to be transferred by the Lead Trivest Investor and the denominator of which is the aggregate number of Restricted Securities owned by (and/or purchasable by) the Lead Trivest Investor; all such calculations shall be on a fully-diluted basis and carried out to one hundredth of a share and then rounded to the nearest share.

         "Buyer" shall have the meaning specified in section 3.

         "Company Common Stock" shall mean the Company's common stock, par value $.01 per share.

         "Company Registration Statement" shall have the meaning specified in section 5.6.

         "Drag Along Notice" shall have the meaning specified in section 3.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.


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         "Exempt Transfer" shall mean:

         (a) any pro rata distribution of Restricted Securities by either Trivest Investor to its partners (in accordance with their respective agreements of limited partnership); provided, that the restrictions contained in this Agreement shall continue to be applicable to Restricted Securities after any such transfer; provided, further, that the transferees of such Restricted Securities have agreed in writing to be bound by the provisions of this Agreement relating to Restricted Securities; provided, further, that any such distribution of Restricted Securities by the Lead Trivest Investor shall require the consent of a majority in interest of the limited partners of the Institutional Investor;

         (b) any transfer of Restricted Securities by an Individual Investor to or among such Individual Investor's Family Group or by will or pursuant to applicable laws of descent and distribution to an Individual Investor's Family Group; provided, that the restrictions contained in this Agreement shall continue to be applicable to Restricted Securities after any such transfer; provided, further, that the transferees of such Restricted Securities have agreed in writing to be bound by the provisions of this Agreement relating to Restricted Securities;

         (c) any transfer to the public pursuant to a registration effected in accordance with section 5 of this Agreement; or

         (d) any transfer made in compliance with sections 3, 4 or 6 of this Agreement.

         "Family Group" shall mean an individual's spouse and lineal descendants, parents, grandparents and any family limited partnership or trust or other fiduciary relationship solely for the benefit of such individual and/or such individual's spouse, parents, grandparents and/or lineal descendants.

         "Indemnified Person" shall have the meaning specified in section 5.

         "Merger" shall mean the merger of Trivest Furniture Corporation with and into WinsLoew Furniture, Inc., which shall be the surviving corporation.

         "Notice of Sale" shall have the meaning specified in section 6.

         "Notice of Transfer" shall have the meaning specified in section 4.

         "Person" shall mean any individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "qualification" or "compliance" shall mean the qualification or compliance of all Registrable Shares included in any registration pursuant to section 5 under all applicable blue sky or other applicable securities laws.





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         "Qualified Public Offering" shall mean a firm commitment underwritten public offering of the Company's Common Stock underwritten by a nationally recognized full-service investment bank pursuant to which the aggregate gross proceeds received by the Company is at least $20,000,000 at a price per share of not less than $10.00 (following appropriate adjustment in the event of any stock dividends, stock split, combination or other similar recapitalization affecting such shares).

         "register", "registered" and "registration" as used in section 5 refer to a registration effected by filing a registration statement in compliance with the Securities Act to permit the sale and disposition of the Registrable Shares and any amendment filed or required to be filed to permit any such disposition.

         "Registrable Shares" shall mean any shares of Company Common Stock held by the Investors, except that, as to any particular Registrable Shares, such securities, once issued, shall cease to be Registrable Shares when (a) a registration statement covering such securities has been declared effective and such securities have been disposed of pursuant to an effective registration statement, or (b) such securities have been sold to the public without registration in accordance with Rule 144 (or any similar provision then in force) under the Securities Act.

         "Registration Expenses" shall mean all fees, expenses and disbursements related to any registration, qualification or compliance pursuant to section 5, including, without limitation, all registration, filing, rating and listing fees, blue sky fees and expenses, printing expenses, reasonable fees and disbursements of counsel (including, without limitation, the reasonable fees, expenses and disbursements of one counsel for the holder or holders of the Registrable Shares), and reasonable expenses of any special audits incidental to or required by any registration, qualification or compliance, except that Registration Expenses shall not include any Selling Expenses.

         "Remaining Holders" shall have the meaning specified in section 3.

         "Restricted Securities" shall mean all shares of Company Common Stock and all securities convertible into or exercisable or exchangeable for Company Common Stock.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Subscription Agreement" shall mean the Exchange and Subscription Agreement dated the date hereof by and among the Company and each of the Investors named therein, in the form attached hereto as Exhibit A, as amended, modified or supplemented from time to time.

         "Selling Expenses" shall mean all underwriters' discounts, selling commissions, transfer taxes and other similar expenses (except to the extent included in Registration Expenses) attributable to the Registrable Shares.

         "Subject Securities" shall have the meaning specified in section 6.

         "transfer" shall mean any issue, sale, pledge, gift, assignment or other transfer.





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         "Trivest Affiliates" shall mean each of the Trivest Investors and each other Person that is controlled directly or indirectly by the Persons now or hereafter controlling directly or indirectly the Trivest Investors.

         2. General Restriction on Transfers of Restricted Securities. Any transfer of Restricted Securities by or to any Investor which is not consummated in accordance with this Agreement shall be void. The Investors shall not directly or indirectly transfer (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in or any beneficial interest in any Restricted Securities except pursuant to an Exempt Transfer; provided, that the Lead Trivest Investor may not so transfer any Restricted Securities or any interest therein (except pursuant to clause (a) of the definition of "Exempt Transfer") unless the Institutional Investor contemporaneously transfers an Applicable Percentage of the Restricted Securities owned by (and/or purchasable by) the Institutional Investor at the same per share price and on the same terms and conditions, subject to the provisions of sections 3 and 4 hereof, as applicable.

         3. Drag Along Rights.

                  (a) If, at any time following the date hereof, the Lead Trivest Investor shall enter into an agreement to sell, in a single transaction or a series of transactions, any of the Restricted Securities at the time owned by (and/or purchasable by) the Lead Trivest Investor to any Person or group of Persons who are not Affiliates of the Company or any of the Trivest Investors (the "Buyer") (including, without limitation, a sale of the Company by merger, consolidation, sale of all or substantially all of its assets, sale of all of the outstanding Company Common Stock or otherwise), then the Lead Trivest Investor may require each holder of Restricted Securities (the "Remaining Holders") to sell all of the Restricted Securities owned by (and/or purchasable
by) such Remaining Holders to the Buyer contemporaneously with the sale by the Lead Trivest Investor and at the same price per share and on the same terms and conditions as are applicable to the Restricted Securities to be sold by the Lead Trivest Investor; provided, that if the Lead Trivest Investor is selling less than all of Restricted Securities owned by (and/or purchasable by) it, each Remaining Holder shall sell an Applicable Percentage of the Restricted Securities owned by (and/or purchasable by) such Remaining Holder; provided, further, that, notwithstanding anything to the contrary herein, the Institutional Investor shall not be required in connection with any such transaction to make any representation or warranty other than those relating to the Institutional Investor's power and authority to effect such transfer without contravention of any of its organizational documents or any agreement, document, instrument, judgment, decree, order, law, statute, rule or regulation applicable to it or to any of its properties and as to the Institutional Investor's title to the Restricted Securities to be transferred by it being free and clear of liens (other than liens created hereby or liens of general applicability arising under applicable Securities laws); provided, further, that, notwithstanding anything to the contrary herein, the Institutional Investor shall be obligated to indemnify the proposed transferee or transferees upon the same terms and conditions as are applicable to the indemnification given by the Lead Trivest Investor in connection with such proposed transfer so long as (i) all indemnification obligations are several, and not joint and several, among all transferors in proportion to the consideration paid to each transferor and (ii) the maximum obligation of the Institutional Investor shall not exceed the net cash proceeds actually received by it as a result of such transfer. Without limitation as to the foregoing, the Remaining Holders shall





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consent to and raise no objections against such a sale. If such sale is structured as a merger or consolidation, each Remaining Holder shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation.

                  (b) If the Lead Trivest Investor wishes to exercise the right granted pursuant to section 3(a), the Lead Trivest Investor must give written notice to such effect to each of the Remaining Holders (a "Drag-Along Notice") not less than 20 nor more than 60 days prior to the date upon which such sale is scheduled to close. Each Drag-Along Notice shall (i) specify in reasonable detail all of the terms and conditions upon which such sale is to occur (including a description of all consideration payable in connection with the sale) and (ii) make explicit reference to this section 3 and state that each of the Remaining Holders is obligated to sell its Restricted Securities pursuant to such sale. Upon request by any Remaining Holder, the Lead Trivest Investor and the Company shall provide to each Remaining Holder copies of all documentation relating to the proposed sale as any such holder may from time to time reasonably request.

                  (c) If the Lead Trivest Investor exercises the right granted pursuant to section 3(a), subject to the consummation of the sale of all Restricted Securities to the Buyer and subject to compliance with the other applicable terms of this Agreement and the Subscription Agreements, each of the Remaining Holders shall promptly take such actions and shall promptly execute such documents and instruments as shall be necessary and desirable to consummate the proposed sale.

                  (d) At the closing of any such sale, each of the Remaining Holders shall deliver a certificate or certificates, registered in such holder's name, properly endorsed and with all required transfer stamps, if any, representing the securities being sold by such holder against delivery of the applicable consideration from the Buyer.

         4. Co-Sale Rights of the Institutional Investor and Individual Investors with Respects to Transfers by the Lead Trivest Investor.

                  (a) Subject to section 3, if the Lead Trivest Investor at any time proposes to transfer any Restricted Securities (other than pursuant to any other Exempt Transfer by the Lead Trivest Investor), then, as a condition precedent thereto, the Lead Trivest Investor shall afford the Institutional Investor and each Individual Investor the right to participate in such transfer in accordance with this section 4.

                  (b) The Lead Trivest Investor shall give written notice to the Institutional Investor and each Individual Investor (a "Notice of Transfer") not less than twenty (20) nor more than sixty (60) days prior to any proposed transfer of any such Restricted Securities. Each such Notice of Transfer shall:

                           (i) specify in reasonable detail (A) the number and type of Restricted Securities which the Lead Trivest Investor proposes to transfer, (B) the identity of the proposed transferee or transferees of such Restricted Securities, (C) the time within which, the price per share at which and all other terms and conditions upon which the Lead Trivest Investor proposes to transfer such Restricted Securities, (including a description of all consideration payable in connection with the transfer) and (D) the percentage of the Restricted





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         Securities then owned by the Lead Trivest Investor which the Lead
         Trivest Investor proposes to transfer to such proposed transferee or transferees; and

                           (ii) make explicit reference to this section 4 and state that the right of the Institutional Investor and each Individual Investor to participate in such transfer under this section 4 shall expire unless exercised within fifteen (15) days after receipt of such Notice of Transfer.

                  (c) The Institutional Investor and each Individual Investor shall have the right to transfer to the proposed transferee or transferees that number of Restricted Securities which is equal to the Applicable Percentage of the Restricted Securities owned by (and/or purchasable by) such Investor, at the same price per share and on the same terms and conditions as are applicable to the proposed transfer by the Lead Trivest Investor; provided, that, notwithstanding anything to the contrary herein, the Institutional Investor shall not be required in connection with any such transaction to make any representation or warranty other than those relating to the Institutional Investor's power and authority to effect such transfer without contravention of any of its organizational documents or any agreement, document, instrument, judgment, decree, order, law, statute, rule or regulation applicable to it or to any of its properties and as to the Institutional Investor's title to the Restricted Securities to be transferred by it being free and clear of liens (other than liens created hereby or liens of general applicability arising under applicable Securities laws); provided, further, that, notwithstanding anything to the contrary herein, the Institutional Investor shall be obligated to indemnify the proposed transferee or transferees upon the same terms and conditions as are applicable to the indemnification given by the Lead Trivest Investor in connection with such proposed transfer so long as (i) all indemnification obligations are several, and not joint and several, among all transferors in proportion to the consideration paid to each transferor and (ii) the maximum obligation of the Institutional Investor shall not exceed the net cash proceeds actually received by it as a result of such transfer.

                  (d) The Institutional Investor and each Individual Investor must notify the Lead Trivest Investor, within fifteen (15) days after receipt of the Notice of Transfer, if such Investor desires to accept such offer and to transfer any of its Restricted Securities in accordance with this section 4. The failure of any such Investor to provide such notice within such 15-day period shall, for the purposes of this section 4, be deemed to constitute a waiver by such Investor of its right to transfer any of its Restricted Securities in connection with the proposed transfer described in such Notice of Transfer. The Lead Trivest Investor shall use all commercially reasonable efforts to obtain the agreement of the prospective transferee or transferees to the participation of each Investor electing to participate in such proposed transfer and shall not consummate any such proposed transfer unless each such electing Investor is permitted to participate in accordance with the provisions of this section 4. Neither the Institutional Investor nor any Individual Investor shall be obligated to transfer any Restricted Securities pursuant to this section 4. Any and all transfers of Restricted Securities by any such Investor pursuant to this section 4 shall be made concurrently with the transfer of Restricted Securities by the Lead Trivest Investor.

                  (e) Subject to the consummation of the transfer contemplated by the Notice of Transfer and subject to compliance with the other applicable terms of this Agreement and the Subscription Agreements, each Investor that exercises its right granted pursuant to section 4(a) shall promptly take such




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actions and shall promptly execute such documents and instruments as shall be necessary and desirable to consummate the proposed sale.

                  (f) At the closing of any such transfer, each Investor which exercises the right granted pursuant to section 4(a) shall deliver a certificate or certificates, registered in such Investor's name, properly endorsed and with all required transfer stamps, if any, representing the securities being sold by such Investor against delivery of the applicable consideration by the proposed transferee.

                  (g) Notwithstanding anything to the contrary contained in this section 4, no Individual Investor shall have any rights pursuant to this section 4 to participate in any other Exempt Transfer by either Trivest
Investor.

         5. Registration Rights.

                  5.1 Incidental Registration.

                  (a) If, after a Qualified Public Offering, the Company at any time or from time to time shall determine to effect the registration, qualification and/or compliance of any of its equity securities (otherwise than pursuant to a registration on a form inappropriate for an underwritten public offering or relating solely to securities to be issued in a merger, acquisition of the stock or assets of another entity or in a similar transaction or relating solely to securities issued or to be issued under any employee stock option or purchase plan), then, in each such case, the Company shall:

                           (i) promptly give written notice of the proposed registration, qualification and/or compliance (which shall include a list of the jurisdictions in which the Company intends to register or qualify such securities under the applicable blue sky or other securities laws) to each holder of any Registrable Shares; and

                           (ii) use all commercially reasonable efforts to include among the securities which it then registers or qualifies all Registrable Shares specified by any holder thereof in a written request or requests, made within 30 days after receipt of such written notice from the Company; provided, however, that the Company shall not include the Registrable Shares of the Lead Trivest Investor unless it includes Registrable Shares of both Trivest Investors, pro rata based upon the number of Registrable Shares owned by such holders.

                  (b) The obligations of the Company under this section 5.1 are subject to the following qualifications:

                           (i) subject to section 5.8, the Company shall pay all Registration Expenses related to any registration, qualification and/or compliance requested pursuant to this section 5.1 and the holders of the Registrable Shares shall pay their respective Selling Expenses pro rata on the basis of the Registrable Shares so registered and sold; and





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                           (ii) in the event that any registration pursuant to
         this section 5.1 shall be, in whole or in part, an underwritten public offering of Company Common Stock, the number of Registrable Shares to be included in such an underwriting may be reduced (pro rata among the requesting holders based upon the number of Registrable Shares owned by such holders) if and to the extent that the managing underwriter shall be of the opinion that the inclusion of some or all of the Registrable Shares would adversely affect the marketing of the securities to be sold by the Company therein; provided, that any such limitation shall be imposed in such manner so as to avoid any diminution in the number of shares the Company may register for sale by (i) giving first priority for the shares to be registered for issuance and sale by the Company, (ii) giving second priority for the shares to be registered pursuant to this section 5.1 and (iii) giving third priority for other securities requested to be in such registration not covered by clauses (i) or (ii) above.

                  5.2 S-3 Registration. In addition to the rights under section 5.1, so long as the Company is then eligible to file a registration statement on Form S-3 (or any successor form) under the Securities Act, then, upon the written request by the holder or holders of at least 20% of the Registrable Shares, the Company shall use all commercially reasonable efforts to effect the registration (on such Form S-3 (or any successor form)), qualification and compliance of all of the Registrable Shares of the holder or holders making such request; provided, that the Company shall not be obligated to effect any such registration unless the reasonably anticipated price to the public of the Registrable Shares to be registered and sold pursuant thereto exceeds $2,000,000; provided, however, that the Company shall not include the Registrable Shares of the Lead Trivest Investor unless it includes Registrable Shares of both Trivest Investors, pro rata based upon the number of Registrable Shares owned by such holders. The Company shall not be obligated to effect more than three (3) registrations pursuant to this section 5.2, nor shall it be obligated to effect any registration requested pursuant to this section 5.2 within one hundred eighty (180) days after the effective date of any registration in which the holders of Registrable Shares shall have been permitted to fully participate under section 5.1. Subject to section 5.8, the Company shall pay all Registration Expenses related to each such registration, qualification and compliance contemplated by this section 5.2, and the holders of the Registrable Shares shall pay their respective Selling Expenses pro rata on the basis of the Registrable Shares so registered and sold.

                  5.3 Registration Procedures. In the case of each registration, qualification and/or compliance contemplated by this section 5, the Company shall keep the holder or holders of Registrable Shares advised in writing as to the initiation of proceedings for such registration, qualification and compliance and as to the completion thereof, and shall advise each such holder, upon request, of the progress of such proceedings. In addition, the Company shall follow procedures customarily observed by issuers in public offerings, and accord to the holder or holders of Registrable Shares all rights (including, without limitation, the right to perform appropriate "due diligence") customarily accorded to selling shareholders in secondary distributions and accord such rights to the managing underwriters if the transaction in question is an underwritten public offering. At the expense of the Company or of the party or parties bearing the expenses of such registration, qualification and compliance, the Company shall (a) use all commercially reasonable efforts to keep such registration, qualification and compliance current and effective by such action as may be necessary or appropriate, including, without limitation, the filing of post-effective




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amendments and supplements to any registration statement or prospectus, for such period (not to exceed one hundred eighty (180) days in the case of section
5.1 and ninety (90) days in the case of section 5.2) as is necessary to permit the sale and distribution of the Registrable Shares pursuant thereto, (b) use all commercially reasonable efforts to take all necessary action under any applicable blue sky or other applicable securities law to permit such sale and/or distribution, all as reasonably requested by the holder or holders of Registrable Shares included therein, and comply with applicable requirements of all regulatory entities, provided, that the Company shall not be required to so register or qualify the Registrable Shares in any jurisdiction if, solely as a result thereof, the Company must qualify generally to do business therein, consent to general service of process therein, or submit to liability for state or local taxes, (c) furnish each holder of Registrable Shares included therein such number of registration statements, prospectuses, supplements, amendments, and offering circulars as such holder from time to tie may reasonably request,
(d) use all commercially reasonable efforts to list all Registrable Shares on each securities exchange on which securities of the same class are then listed and (e) use all commercially reasonable efforts to furnish (or cause to be furnished) to the managing underwriters all undertakings, agreements, certificates, opinions, financial statements and "comfort letters" of the sort customarily provided to managing underwriters, if the transaction in question is an underwritten public offering. In connection with and as a condition to each registration hereunder, the sellers of Registrable Shares shall (a) provide such information and execute such documents as may reasonably be required in connection with such registration, (b) agree to sell Registrable Shares on the basis provided in any underwriting arrangements, and (c) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required or requested under the terms of such underwriting arrangements. In connection with each registration pursuant to section 5.1 covering an underwritten public offering, the Company and each seller agree to enter into a written agreement with the managing underwriter in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter and companies of the Company's size and investment stature.

                  5.4 Indemnification.

                  (a) The Company shall indemnify, defend and hold harmless each holder of Registrable Shares included in any registration, qualification or compliance contemplated by this section 5 and each Person, if any, who controls each such holder within the meaning of applicable securities laws, and their respective directors, officers, employees, agents, advisors and Affiliates (each, an "Indemnified Person"), to the fullest extent enforceable under applicable law against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, supplement, amendment or offering circular related to any registration, qualification or compliance or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation (or alleged violation) of applicable securities laws in connection with any such registration, qualification or compliance, and shall reimburse each such Indemnified Person for any legal or any other expenses reasonably incurred in connection with investigating and/or defending (and/or preparing for any investigation or defense of) any such claim, loss, damage, liability, action or violation; provided, that the Company shall not be liable in any such case to any such Indemnified Person if, but only to the extent that, any such claim, loss, damage, liability, action, violation or expense arises out of or is based upon any untrue statement or alleged untrue statement in or omission or alleged





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omission if so made in reliance upon and in conformity with written information furnished to the Company by such Indemnified Person specifically for use therein; provided, further, however, that the Company shall not be liable to an Indemnified Person in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue or alleged untrue statement or omission or an alleged omission made in any preliminary prospectus or final prospectus if (1) such Indemnified Person failed to send or deliver a copy of the final prospectus or prospectus supplement with or prior to the delivery of written confirmation of the sale of the Registrable Shares, and (2) the final prospectus or prospectus supplement would have corrected such untrue statement or omission.

                  (b) Each holder of Registrable Shares shall, if securities held by such holder are included in a registration, qualification or compliance contemplated pursuant to this section 5, indemnify, defend and hold harmless the Company, each of its directors and officers and each Person, if any, who controls the Company or such underwriter within the meaning of applicable securities laws, and their respective directors, officers, employees, agents, advisors and Affiliates, to the fullest extent enforceable under applicable law against all claims, losses, damages and liabilities (or actions in respect thereto) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, supplement, amendment or offering circular related to any such registration, qualification or compliance, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse the Company and such directors, officers or other Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending (and/or preparing for any investigation or defense of') any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in (or omitted from) such registration statement, prospectus, supplement, amendment or offering circular in reliance upon and in conformity with written information furnished to the Company by such holder specifically for use therein; provided, that the aggregate liability of any such holder under this section 5.4 shall be limited to the net sales proceeds actually received by such holder as a result of the sale by it of securities in such registration, qualification or compliance.

                  (c) Promptly after receipt by an indemnified party under this section 5.4 of notice of the commencement of any action, such party shall, if a claim in respect thereof is to be made against the indemnifying party under this section 5.4, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party except to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and such indemnified party shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified part, under this section 5.4 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof, provided, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded (based upon the advice of counsel) that there may be reasonable defenses available to it that are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select one separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such one separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel as required by the local rules of such jurisdiction) at any time for all such indemnified parties.

                  (d) To provide for just and equitable, contribution to joint liability under the Securities Act in any case in which (i) an indemnified party makes a claim for indemnification pursuant to this section 5.4 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this section 5.4 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of the Company, any selling holder of Registrable Securities, any director or officer of the Company or any controlling person (within the meaning of applicable securities laws) of any of the foregoing Persons in circumstances for which indemnification is provided under this section 5.4, then, and in each such case, the Company and such selling holder shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) as is appropriate to reflect the relative fault of the Company and such holder in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as the relative benefit received by the Company and such holder as a result of the offering in question, it being understood that the parties acknowledge that the overriding equitable consideration to be given effect in connection with this provision is the ability of one party or the other to correct the statement or omission which resulted in such losses, claims, damages or liabilities, and that it would not be just and equitable if contribution pursuant thereto were to be determined by pro rata allocation or by any other method of allocation which does not take into consideration the foregoing equitable considerations; provided, that (x) in any such case no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation, and (y) in no event shall any, holder of Registrable Shares be obligated to make any contribution in excess of the amount specified in section 5.4(b).

                  5.5 Restrictions on Other Agreements. The Company shall not grant any right relating to the registration, qualification or compliance of its securities if the exercise thereof violates or is inconsistent with any of the rights granted under this section 5, without the written consent of each Trivest Investor, which consent may be given or withheld in the sole discretion of such holders. The Company shall not permit any of its Subsidiaries to effect, or to grant any right relating to, the registration of its securities.

                  5.6 Limitations on Registration Rights.

                  (a) Notwithstanding anything to the contrary contained in this Agreement, the Company may delay the filing or effectiveness of a registration statement under section 5.2 for such time as may reasonably be required by the Company (i) to obtain such audited and unaudited financial statements as may be required by law to be included in the registration statement; provided, that the Company shall use all commercially reasonable efforts to obtain such financial statements as promptly as practicable, or (ii) if the Company's board of directors believes that the offering of Registrable Shares pursuant thereto would have a material adverse effect upon the Company; provided, further, however, that the Company's ability to delay such registration shall be limited to durations of no longer than one hundred eighty
(180) days and the Company shall not delay more than once during any twelve
(12) month period.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, the Company may delay the filing or effectiveness of, or may terminate or withdraw, any registration statement referred under section 5.1 at any time for any reason whatsoever without incurring any liability to the holders of Registrable Shares, but the Company shall be and remain obligated to pay all Registration Expenses, if any, incurred in connection therewith.

                  (c) If during any period when a registration statement covering Registrable Shares filed pursuant to section 5.2 is effective, Company proposes to file a registration statement on Forms S-1 or S-4 (or any of their respective successor forms), then the Company shall have the right to terminate the effectiveness of the registration statement covering such Registrable Shares; provided, that the Company shall, within ninety (90) days thereof, prepare and file a registration statement (the "Company Registration Statement") covering the Registrable Shares sought to be registered by the Company and the Registrable Shares for which such effective registration statement was filed. In any such event, the participating holders shall include such Registrable Shares in or with the Company Registration Statement. If the Company does not file a Company Registration Statement within such ninety (90) day period, then the holders shall have one additional right to require a registration under section 5.2.

                  5.7 Holdback Agreement.

                  (a) In addition to any other restrictions on transfer of the Registrable Shares contained in this Agreement, if the Company shall at any time register securities under the Securities Act (including, without limitation, any registration relating to a Qualified Public Offering or any registration pursuant to this section 5) for offer or sale to the public, then none of the holders of Registrable Shares shall make any short sale of, grant an option for the transfer of, or otherwise transfer, any Registrable Shares (other than (i) for the public sale of those Registrable Shares included in and sold pursuant to such registration in accordance with this section 5 or (ii) in a private sale complying with this Agreement to transferee who agrees to the restrictions in this section 5.7(a)) without the prior written consent of the Company for such reasonable period (but in no event longer than 180 days following the effective date of the related registration statement) as may be designated in writing to the holders of Registrable Shares by the Company, or, if the registration shall be, in whole or in part, an underwritten offering, by the managing underwriter; provided, that, in each case (except as set forth in the following proviso), all of the Investors are subject to the same restrictions; provided, further, that, after the Company's initial public offering, the foregoing provisions of this section 5.7(a) shall only apply to a holder of Registrable Shares that (A) is offering Registrable Shares for sale to the public in connection with such registration or (B) beneficially owns (as that term is used in Rule 13d-3 promulgated under the Exchange Act) five percent or more of the outstanding shares of Company Common Stock.

                  (b) In addition to the restriction contained in section 5.7(a), each holder of Registrable Shares shall execute any restrictive agreement or "lock-up" agreement that any underwriter engaged by the Company in connection with any underwritten public offering shall request; provided, that
(i) the restrictive or "lock-up" period thereunder is not more than one hundred eighty (180) days after the effective date of the registration statement for which such restrictive agreement or "lock-up" agreement is sought and (ii), except as set forth in the following proviso, all of the Investors are subject to the same restrictions; provided, further, that, after the Company's initial public offering, the foregoing provisions of this section 5.7(b) shall only apply to a holder of Registrable Shares that (A) is offering Registrable Shares for sale to the public in the offering or (B) beneficially owns (as that term is used in Rule 13d-3 promulgated under the Exchange Act) five percent or more of the outstanding shares of Company Common Stock.

                  (c) The Company may impose stop-transfer instructions with respect to the Registrable Shares until the end of any restrictive period provided for pursuant to this section 5.7.

                  5.8 Registration Expenses and Selling Expenses. The Company shall pay all Registration Expenses related to any registration, qualification and/or compliance contemplated by this Agreement, except (i) to the extent that such Registration Expenses relate to any Registrable Shares requested to be included in any registration proceeding pursuant to section 5.1, the request of which has been withdrawn by the holders of a majority of the Registrable Shares requested to be so registered, or (ii) for those related exclusively to a registration proceeding begun pursuant to section 5.2, the request of which has been subsequently withdrawn by the holders of a majority of the Registrable Shares requested to be registered, in either of which cases, such Registration Expenses shall be borne by the holders of Registrable Shares requesting or causing such withdrawal, and, in any such case, such holders shall reimburse the Company for all Registration Expenses paid or incurred by the Company in connection with such withdrawn registration proceeding prior to such withdrawal.

                  5.9 Changes in Company Common Stock. If, and as often as, there is any change in the Company Common Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Company Common Stock as so changed.

                  5.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Securities and Exchange Commission that may at any time permit the resale of the Registrable Shares without registration, the Company will at all times after 90 days after the first registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective or following registration under Section 12 of the Exchange Act, use its commercially reasonable efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act; (ii) file with the Securities and Exchange Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and (iii) furnish to each holder of Registrable Shares forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Registrable Shares without registration.

         6. Right of First Offer.

                  (a) At least sixty (60) days prior to making any transfer (other than pursuant to another Exempt Transfer), each Individual Investor shall deliver a written notice (the "Notice of Sale") to the Company and the other Investors. The Notice of Sale shall disclose in reasonable detail the identity of the prospective transferees) and the terms and conditions of the proposed transfer. The Company shall use all commercially reasonable efforts to purchase all (but not less than all) of the Restricted Securities to be transferred (the "Subject Securities") upon the same terms and conditions as those set forth in the Notice of Sale within sixty (60) days after the Company's receipt of the Notice of Sale. If, after all commercially reasonable efforts, the Company is unable to effect such purchase during such sixty (60) day period, then the Company shall deliver a written notice thereof to each Investor within seventy (70) days after the Company's receipt of the Notice of Sale. Upon receipt of such notice from the Company, the Lead Trivest Investor and the other Individual Investors may elect to purchase all (but not less than all) of the Subject Securities upon the same terms and conditions as those set forth in the Notice of Sale by delivering a written notice of such election to the Investor within sixty (60) days after their receipt of the Company's notice. If more than one of such Investors elects to purchase all of the offered shares, such shares shall be purchased by such Investors so electing pro rata based upon the number of shares of Common Stock owned by each such Investor. Each such Investor shall be given up to sixty (60) days (after it has been determined that such Investor has such right) to consummate the purchase and sale of Subject Securities (the "Authorization Period"). If neither any Individual Investor nor the Lead Trivest Investor has elected to purchase all of the Subject Securities, then the selling Investor may transfer the Subject Securities at a price and on terms no more favorable to the transferee(s) thereof than specified in the Notice of Sale during the sixty (60) day period immediately following the Authorization Period. Any Subject Securities not transferred within such sixty (60) day period shall be subject to the provisions of this section 6(a) upon subsequent transfer.

                  (b) The restrictions on the transfer set forth in this
section 6 shall continue with respect to each share of Restricted Securities until the date on which such share has been transferred in a transaction permitted by this section 6; provided, however, that each such share shall continue to be subject to all other provisions of this Agreement.

         7. Board Observation Rights. The Company shall permit all individuals designated by the Trivest Investors, including pursuant to Section 5.4J of the Institutional Investor's agreement of limited partnership, to have the following rights: (i) to attend (without voting rights, unless such party is otherwise a director) all meetings of the Company's Board of Directors; and
(ii) to receive copies of all meeting minutes and all materials distributed at or prior to meetings or otherwise distributed to the directors of the Company, subject to the obligation to maintain the confidentiality of the discussions and resolutions of such meetings and all materials circulated thereat or in connection therewith, provided, however, that such individuals shall be permitted to share such information with the Trivest Investors, their limited partners and their respective authorized representatives and with other holders of Company Common Stock.

         8. Stock Option Plans. The Company shall not create or adopt any employee stock option or stock appreciation rights plan or arrangement prior to a Qualified Public Offering; provided, however, that this section 8 shall terminate effective upon the consummation of a Qualified Public Offering and shall not be deemed to prohibit any such plan or arrangement from becoming effective upon the consummation of a Qualified Public Offering; provided, further, that nothing herein shall be deemed to prohibit the Company from (i) issuing Company Common Stock to employees and independent sales representatives of the Company and its subsidiaries under the 1999 WinsLoew Key Employee Equity Plan or (ii) issuing Company Common Stock in any other transaction for fair market value as determined by the Company's board of directors from time to time; provided, further, that the consideration for the issuance of the Common in both (i) and (ii) shall consist solely of cash and/or promissory notes of the purchaser thereof.

         9. Affiliated Transactions; Limitation on Fees Payable to Trivest.

                  (a) Subject to the provisions of Section 9(b), below, the Company will not, and will not permit any of its subsidiaries to, engage in any transaction (including, without limitation, the purchase, sale or exchange of any properties and assets or the rendering of any services or the payment of compensation) with an Affiliate of the Company or of any of its subsidiaries on terms less favorable to the Company or any of its subsidiaries in any material respect than would be obtainable at the time in comparable transactions with a Person that is not such an Affiliate.

                  (b) The Company shall not, and shall not permit any of its subsidiaries to, make any payment of any directors fee, management fee or similar amount to the Lead Trivest Investor or any of its Affiliates; provided, however, that:

                           (i) the Company may pay to Trivest II, Inc.
         management fees, transaction fees and other amounts (including the reimbursement of reasonable out-of-pocket expenses) required or permitted to be paid pursuant to the Management Agreement, dated as of the date hereof, between the Company and Trivest II, Inc. (as in effect on the date of this Agreement), a copy of which is attached to this Agreement as Exhibit B;

                           (ii) the Company or any of its subsidiaries may reimburse Trivest II, Inc. for the allocable charges (including the reimbursement of reasonable out-of-pocket expenses) of the Trivest Legal Department for services actually rendered to the Company and its subsidiaries, provided that such charges are at rates no less favorable to the Company than rates which would be charged for similar services rendered by persons who are not Affiliates of the Company or the Lead Trivest Investor; and

                           (iii) the Company may pay to Trivest II, Inc., at or promptly following the effective time of the Merger, a transaction fee of no more than $3.0 million and may reimburse Trivest II, Inc. and its Affiliates for (i) reasonable out-of-pocket expenses incurred by them in connection with the Merger (including, without limitation, the financing thereof) and (ii) allocable charges (including the reimbursement of reasonable out-of-pocket expenses) of the Trivest Legal Department for services actually rendered in connection with the Merger (including, without limitation, the financing thereof and any litigation arising in connection therewith), provided that such charges are at rates no less favorable to the Company than rates which would be charged for similar services rendered by persons who are not Affiliates of the Company or the Lead Trivest Investor.

         10. Termination. Notwithstanding anything to the contrary contained in this Agreement, sections 2, 3, 4, 6, 7 and 9 of this Agreement shall terminate after a Qualified Public Offering upon the liquidation of the Institutional Investor in accordance with its agreement of limited partnership.

         11. Notices. All communications provided for herein shall be in writing and sent (a) by telecopy or electronic mail if the sender on the same day sends a confirming copy of such communication by a recognized overnight delivery service (charges prepaid), (b) by a recognized overnight delivery service (charges prepaid), or (c) by messenger. The respective addresses of the parties hereto for the purposes of this Agreement are set forth on the signature pages or Exhibit C attached hereto. Any party may change its address (or telecopy number) by notice to each of the other parties in accordance with this section 11. Communications under this Agreement shall be deemed given only when actually received.

         12. Binding Agreement. This Agreement shall be binding on and shall inure to the benefit of each of the parties hereto and their respective successors and assigns.

         13. Amendments and Waivers. This Agreement may not be amended except by a written instrument signed by the Company and each Trivest Investor; provided, that no amendment or waiver may adversely affect an Individual Investor in a manner different from any other Trivest Investor without the written consent of such Individual Investor. No course of dealing between any parties hereto and no delay by any party in exercising its rights hereunder shall operate as a waiver of any, rights of any party. No waiver shall be deemed to be made by any party of its rights hereunder unless the same shall be in writing signed on behalf of such party, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights or obligations of any other party in any other respect at any other time.

         14. Specific Performance. The parties hereto stipulate that the remedies at law of any party hereto in the event of any default or threatened default by any other party hereto in the performance of or compliance with the terms hereof are not and shall not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance thereof, whether by an injunction against violation thereof or otherwise.

         15. Legends. No Restricted Securities held by the parties hereto may be transferred except pursuant to a registration under applicable securities laws or pursuant to an exemption from such registration. Until the date on which such Restricted Securities are so registered, each certificate evidencing the same shall bear a legend in substantially the following form:

                  "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAW AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM."

So long as any Restricted Securities held by the parties hereto shall be subject to the terms of this Agreement, all certificates evidencing the same shall bear a legend in substantially the following form:

                  "THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF THE INVESTORS' AGREEMENT DATED AUGUST 27, 1999 AMONG THE ISSUER HEREOF AND CERTAIN OTHER PERSONS, AS AMENDED, MODIFIED AND SUPPLEMENTED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT ARE ON FILE AT THE ISSUER'S PRINCIPAL OFFICES AND, UPON WRITTEN REQUEST, COPIES THEREOF SHALL BE MAILED WITHOUT CHARGE WITHIN TEN DAYS OF RECEIPT OF SUCH REQUEST TO APPROPRIATELY INTERESTED PERSONS."

Upon receipt from any holder of any Restricted Securities by the Company of an opinion of counsel reasonably satisfactory to it to the effect that any of the foregoing legends are no longer required or applicable, the Company shall reissue the certificates evidencing the applicable Restricted Securities without such legends.

         16. Governing Law: Jurisdiction; Waiver of Jury Trial. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of Florida without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. Each of the parties hereto, to the extent that it may lawfully do so, hereby consents to service of process, and to be sued, in the State of Florida and consents to the jurisdiction of the courts of the State of Florida and the United States District Court sitting in the County of Miami-Dade, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations hereunder or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in any such courts. Each of the parties hereto further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it at its address referred to in section 11 or as otherwise provided under the laws of the State of Florida. Notwithstanding the foregoing, each of the parties hereto agrees that nothing contained in this section 16 shall preclude the institution of any such suit, action or other proceeding in any jurisdiction other than the State of Florida. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST IT IN RESPECT OF ITS OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         17. Miscellaneous. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement embodies the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. Each covenant contained herein shall be construed (absent an express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. If any provision in this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable, whether such action is taken directly or indirectly by such Person. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired hereby. This Agreement may be executed in any number of counterparts and by the parties hereto or thereto, as the case may be, on separate counterparts but all such counterparts shall together constitute but one and the same instrument.

           [The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.


                            TRIVEST FURNITURE CORPORATION


                            By: /s/ William F. Kaczynski, Jr.
                                -----------------------------------------------
                                 William F. Kaczynski, Jr., Vice President


                            TRIVEST FUND II GROUP, LTD.
                            By: Trivest Equities, Inc.


                                By: /s/ William F. Kaczynski, Jr.
                                    ------------------------------------------
                                    William F. Kaczynski, Jr., Managing Director


                            TRIVEST FURNITURE PARTNERS, LTD.
                            By: TFP, Ltd.
                            By: Trivest II, Inc.


                                By: /s/ William F. Kaczynski, Jr.
                                    -------------------------------------------
                                    William F. Kaczynski, Jr., Managing Director



                            /s/ Bobby Tesney
                            ---------------------------------------------------
                            Bobby Tesney


                            /s/ R. Craig Watts
                            ---------------------------------------------------
                            R. Craig Watts


                            /s/ Stephen C. Hess
                            ---------------------------------------------------
                            Stephen C. Hess


                            /s/ Vincent A. Tortorici, Jr.
                            ---------------------------------------------------
                            Vincent A. Tortorici, Jr. (individually and as beneficial owner of the Tortorici IRA)


                            /s/ Rick J. Stephens
                            ---------------------------------------------------
                            Rick J. Stephens


                            /s/ Jerry C. Camp
                            ---------------------------------------------------
                            Jerry C. Camp


                            /s/ Earl W. Powell
                            ---------------------------------------------------
                            Earl W. Powell


                            /s/ Phillip T. George, M.D.
                            ---------------------------------------------------
                            Phillip T. George, M.D


                            /s/ Brevator J. Creech, M.D.
                            ---------------------------------------------------
                            Brevator J. Creech, M.D.


                            /s/ James Pinto
                            ---------------------------------------------------
                            James Pinto


                            /s/ Troy D. Templeton
                            ---------------------------------------------------
                            Troy D. Templeton

                                   EXHIBIT A

                             SUBSCRIPTION AGREEMENT

See attached

                      EXCHANGE AND SUBSCRIPTION AGREEMENT

         THIS EXCHANGE AND SUBSCRIPTION AGREEMENT (this "Agreement") is made as of August 27, 1999, by and among Trivest Furniture Corporation, a Florida corporation (the "Company," which term shall refer to WinsLoew Furniture, Inc., a Florida corporation ("WinsLoew"), upon the consummation of the merger of Trivest Furniture Corporation with and into WinsLoew), and the investors identified on the schedule attached hereto (collectively, the "Investors," and each individually, an "Investor").

                            PRELIMINARY STATEMENTS:

         A. Certain of the Investors desire to exchange certain shares of WinsLoew's common stock, $.01 par value per share ("WinsLoew Common Stock"), held by them for shares of the Company's common stock, $.01 par value per share ("Company Common Stock"), on the terms and subject to the conditions set forth in this Agreement.

         B. Certain of the Investors desire to purchase shares of Company Common Stock in exchange for cash in the amount of $100 per share on the terms and subject to the conditions set forth in this Agreement.

         C. The Company desires to issue the Company Common Stock to the Investors.

         D. The Company and the Investors desire to enter into this Agreement setting forth the terms and conditions relating to the acquisition of Company Common Stock by the Investors.

         E. Contemporaneously with the execution and delivery of this Agreement, the Company and each Investor are executing and delivering an Investors' Agreement that will restrict the Investors' ability to transfer the Company Common Stock acquired hereunder and create certain other rights and obligations in respect thereof.

         F. The transactions contemplated hereby are intended to qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended.

                                   AGREEMENT:

         NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

         1. Exchange of WinsLoew Common Stock. Each Investor whose name appears on Schedule A hereto hereby sells, transfers, conveys, assigns and contributes to the Company that number of shares of WinsLoew Common Stock set forth beside such Investor's name on Schedule A hereto, free and clear of all encumbrances. Each such Investor has heretofore delivered or shall deliver to the Company a certificate or certificates representing the shares of WinsLoew Common Stock transferred by such Investor to the Company hereunder, duly endorsed in blank or accompanied by stock powers duly executed in blank, in form and substance satisfactory to the Company to effect such transfer. In exchange for the shares of WinsLoew Common Stock transferred to the Company hereunder, the Company shall issue and deliver to each such Investor a certificate or certificates for the number of shares of Company Common Stock set forth beside such Investor's name on Schedule A hereto, which shares shall be validly issued, fully paid and nonassessable.

         2. Purchase of Company Common Stock. Each Investor whose name appears on Schedule B hereto hereby subscribes for and agrees to purchase, concurrently with the execution and delivery of this Agreement by such Investor, and the Company hereby agrees to issue and sell to such Investor, the number of shares of Company Common Stock set forth beside such Investor's name on Schedule B hereto, for the aggregate purchase price set forth on Schedule B (the "Subscription Price"). Each such Investor has heretofore delivered or shall deliver to the Company immediately available funds in an amount equal to the Subscription Price for such shares. In exchange for payment of the Subscription Price hereunder, the Company shall issue and deliver to each such Investor a certificate or certificates for the number of shares of Company Common Stock set forth beside such Investor's name on Schedule B hereto, which shares shall be validly issued, fully paid and nonassessable.

         3. Representations and Warranties.

                  (a) Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors as follows:

                           (i) Organization, Power and Authority. The Company
is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the property owned and used by it.

                           (ii) Authorization of Transaction. The Company has
full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms.

                           (iii) Capitalization. The authorized capital stock
of the Company consists of 1,000,000 shares of Company Common Stock, none of which are outstanding prior to the exchange, purchase and sale of the shares of Company Common Stock provided for herein. Upon the consummation of the transactions contemplated by Sections 1 and 2 above, the shares of Company Common Stock acquired by each Investor pursuant to the provisions of this Agreement will be duly authorized, validly issued, fully paid and nonassessable.

                  (b) Representations and Warranties of Investors. Each Investor, severally and not jointly, hereby represents and warrants to the Company with respect to such Investor and its exchange or purchase of shares of Company Common Stock as follows:

                           (i) Residence. If the Investor is a natural person,
the Investor a resident of, and received this Agreement and first learned of the offer and sale of the shares of Company Common Stock contemplated hereby in, the State set forth opposite the name of such Investor under the heading "State" on Schedule A or Schedule B attached hereto, as the case may be. The Investor intends that the laws of such State govern the acquisition of such shares by the Investor. If the Investor is a limited partnership, the Investor is organized under and governed by the laws of, and it's principal place of business is located in, the State set forth opposite the name of such Investor under the heading "State" on Schedule A or Schedule B attached hereto, as the case may be.

                           (ii) Capacity; Authorization; Valid and Binding
Obligation. If the Investor is a natural person, the Investor has full capacity to execute and deliver this Agreement and to perform the Investor's obligations hereunder. If the Investor is a limited partnership, the Investor has full partnership or other power and authority to enter into and perform this Agreement in accordance with its terms. This Agreement constitutes the valid and legally binding obligation of the Investor enforceable against the Investor in accordance with its terms.

                           (iii) Ownership of WinsLoew Common Stock. If the
Investor is exchanging WinsLoew Common Stock for Company Common Stock, such Investor is the lawful owner, of record and beneficially, of the shares of WinsLoew Common Stock owned by such Investor (which are those shares of WinsLoew Common Stock listed beside such Investor's name on Schedule A hereto) and has good title to such shares, free and clear of any and all encumbrances. Such Investor has transferred and conveyed, and the Company has acquired, good title to those shares of WinsLoew Common Stock listed beside such Investor's name on Schedule A hereto, free and clear of any and all encumbrances.

                           (iv) Acquisition for Investment; Accredited Investor
Status; Sophistication. It is the present intention of the Investor that the shares of Company Common Stock being acquired by such Investor are being acquired for such Investor's own account for the purpose of investment and not with a present view to or for sale in connection with any distribution thereof; provided, however, that the disposition of the property of each Investor shall at all times be within its control. The Investor is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended ("Rule 501"), and, if such Investor is not an individual person, either (A) it was not organized for the specific purpose of acquiring the shares of Company Common Stock, or (B) each person who has invested in the Investor is an "accredited investor" within the meaning of Rule 501. The Investor is sophisticated in financial matters and has sufficient knowledge and experience so as to be able to evaluate the risks and merits of the Investor's investment in the Company and is able financially to bear the risks thereof.

                           (v) Certain Risk Factors; Opportunity to Ask
Questions; Reliance. The Investor understands the speculative nature of and risks involved in the proposed investment in the Company and that the investment is suitable only for persons of adequate financial means who have no need for liquidity in the investment in that the Investor may not be able to liquidate the investment in the event of an emergency, transferability is limited and, in the event of a disposition, the Investor could sustain a complete loss of the entire investment. The Investor is familiar with and has had an opportunity to ask questions and receive answers concerning the financial condition and operations of the Company and its subsidiaries and has had full access to such other information concerning the Company and its subsidiaries as the Investor has requested. The Investor is acquiring the shares of Company Common Stock without having been furnished any representations or warranties of any kind whatsoever with respect to the business and financial condition of the Company and its subsidiaries, other than the representations contained herein.

         4. Florida Rescission Right. ANY SALE MADE PURSUANT TO FLORIDA STATUTES SECTION 517.061 IS VOIDABLE BY THE PURCHASER WITHIN THREE DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY SUCH PURCHASER TO THE ISSUER, AN AGENT OF THE ISSUER, OR AN ESCROW AGENT.

         5. Miscellaneous. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement may be executed in counterparts and any telecopied signature shall be deemed a manually executed and delivered original. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Investors, the Company and their respective successors and assigns and, where applicable, heirs and personal representatives. Except as otherwise provided herein, this Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to conflicts of laws principles. Each party hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in Miami-Dade County, Florida in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably waives any objection such person may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. No provision of this Agreement may be amended or waived without the prior written consent of the Company and the particular Investor whose Agreement is sought to be amended or waived.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                  TRIVEST FURNITURE CORPORATION


                                  By: /s/ William F. Kaczynski, Jr.
                                      -----------------------------------------
                                      William F. Kaczynski, Jr., Vice President



                                   INVESTORS:

                                   TRIVEST FURNITURE PARTNERS, LTD.

                                   By:  TFP, Ltd., its General Partner
                                   By:  Trivest II, Inc., its General Partner



                                        By: /s/ B. Jay Anderson
                                            -----------------------------------
                                            B. Jay Anderson, Director

                                   Address:

                                   c/o Trivest, Inc.
                                   2665 South Bayshore Drive
                                   Miami, Florida  33133

                                   Taxpayer Identification Number: 65-0926562


                                   TRIVEST FUND II GROUP, LTD.

                                   By: Trivest Equities, Inc.,
                                       its General Partner


                                        By: /s/ B. Jay Anderson
                                            -----------------------------------
                                            B. Jay Anderson, Director

                                   Address:

                                   c/o Trivest, Inc.
                                   2665 South Bayshore Drive
                                   Miami, Florida  33133

                                   Taxpayer Identification Number: 65-0930039

                                   /s/ EARL W. POWELL
                                   --------------------------------------------
                                   EARL W. POWELL

                                   Address:

                                   c/o Trivest, Inc.
                                   2665 South Bayshore Drive
                                   Miami, Florida  33133

                                   Taxpayer Identification Number: ###-##-####


                                   /s/ PHILLIP T. GEORGE, M.D.
                                   --------------------------------------------
                                   PHILLIP T. GEORGE, M.D.

                                   Address:

                                   c/o Trivest, Inc.
                                   2665 South Bayshore Drive
                                   Miami, Florida  33133

                                   Taxpayer Identification Number: ###-##-####


                                   /s/ TROY D. TEMPLETON
                                   --------------------------------------------
                                   TROY D. TEMPLETON

                                   Address:

                                   c/o Trivest, Inc.
                                   2665 South Bayshore Drive
                                   Miami, Florida  33133

                                   Taxpayer Identification Number: ###-##-####


                                   /s/ BREVATOR J. CREECH, M.D.
                                   --------------------------------------------
                                   BREVATOR J. CREECH, M.D.

                                   Address:

                                   101 West Chico Avenue, Suite C
                                   Chico, California  95926

                                   Taxpayer Identification Number: ###-##-####

                                   /s/ JAMES J. PINTO
                                   --------------------------------------------
                                   JAMES J. PINTO

                                   Address:

                                   c/o Resource Holdings, Ltd.
                                   520 Madison Avenue, 40th Floor
                                   New York, New York  10022

                                   Taxpayer Identification Number: ###-##-####


                                   /s/ BOBBY TESNEY
                                   --------------------------------------------
                                   BOBBY TESNEY

                                   Address:

                                   c/o WinsLoew Furniture, Inc.
                                   160 Village Street
                                   Birmingham, Alabama  35242

                                   Taxpayer Identification Number: ###-##-####


                                   /s/ STEPHEN C. HESS
                                   --------------------------------------------
                                   STEPHEN C. HESS

                                   Address:

                                   c/o WinsLoew Furniture, Inc.
                                   160 Village Street
                                   Birmingham, Alabama  35242

                                   Taxpayer Identification Number: ###-##-####


                                   /s/ R. CRAIG WATTS
                                   --------------------------------------------
                                   R. CRAIG WATTS

                                   Address:

                                   c/o Loewenstein Furniture Group, Inc.
                                   1801 North Andrews Extension
                                   Pompano Beach, Florida  33061

                                   Taxpayer Identification Number: ###-##-####

                                   /s/ VINCENT A. TORTORICI
                                   --------------------------------------------
                                   VINCENT A. TORTORICI

                                   Address:

                                   c/o WinsLoew Furniture, Inc.
                                   160 Village Street
                                   Birmingham, Alabama  35242

                                   Taxpayer Identification Number: ###-##-####


                                   /s/ RICK J. STEPHENS
                                   --------------------------------------------
                                   RICK J. STEPHENS

                                   Address:

                                   c/o WinsLoew Furniture, Inc.
                                   160 Village Street
                                   Birmingham, Alabama  35242

                                   Taxpayer Identification Number: ###-##-####


                                   /s/ JERRY C. CAMP
                                   --------------------------------------------
                                   JERRY C. CAMP

                                   Address:

                                   c/o WinsLoew Furniture, Inc.
                                   160 Village Street
                                   Birmingham, Alabama  35242

                                   Taxpayer Identification Number: ###-##-####

                                   SCHEDULE A
                     TO EXCHANGE AND SUBSCRIPTION AGREEMENT



                                                              NUMBER OF            NUMBER OF
                   INVESTOR                                WINSLOEW SHARES       COMPANY SHARES       STATE
--------------------------------------                     ---------------       --------------      ---------
1.   Trivest Furniture Partners, Ltd.                          117,500             40,831.2500         Florida

2.   Earl W. Powell                                             86,331             30,000.0225         Florida

3.   Phillip T. George, M.D.                                    28,187              9,794.9825         Florida

4.   Troy D. Templeton                                           1,050                364.8750         Florida

5.   James J. Pinto                                              4,798              1,667.3050         Florida

6.   Brevator J. Creech, M.D.                                    2,399                833.6525       California

7.   Bobby Tesney                                               33,323             11,579.7425         Alabama

8.   Stephen C. Hess                                            10,000              3,475.0000         Alabama

9.   R. Craig Watts                                             25,900              9,000.2500         Florida

10.  Rick J. Stephens                                           14,978              5,204.8550         Alabama

11.  Vincent A. Tortorici IRA(1)                                10,072              3,500.0200         Alabama

12.  Jerry C. Camp                                               1,762                612.2950         Alabama


TOTAL                                                          336,300            116,864.2500




--------
(1) Vincent A. Tortorici, Jr. Individual Retirement Account, Account #1238SD, Community Bank (Blountsville, Alabama), Custodian

                                   SCHEDULE B
                     TO EXCHANGE AND SUBSCRIPTION AGREEMENT



                                                         AGGREGATE
                                                          PURCHASE                 NUMBER OF
                   INVESTOR                                PRICE                 COMPANY SHARES       STATE
--------------------------------------                 ---------------           --------------      ---------
1.   Trivest Furniture Partners, Ltd.                  $33,625,000.00             336,250.0000         Florida

2.   Trivest Fund II Group, Ltd.                       $31,164,799.25             311,647.9925         Florida

3.   Vincent A. Tortorici                                    $349,998               3,499.9800         Alabama

4.   Rick J. Stephens                                     $179,514.50               1,795.1450         Alabama

5.   Jerry C. Camp                                        $138,770.50               1,387.7050         Alabama

TOTAL                                                  $65,458,082.25             654,580.8225



                                   EXHIBIT B

                              MANAGEMENT AGREEMENT

See attached.

                              MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT ("Agreement") is made and entered into as of the 27th day of August, 1999, by and between WinsLoew Furniture, Inc., a Florida corporation (the "Company"), and Trivest II, Inc., a Florida corporation ("Trivest").

         1. Appointment of Trivest. On the terms and subject to the conditions set forth in this Agreement, the Company appoints Trivest and Trivest accepts appointment as the sole and exclusive manager of, and consultant to, the Company's business, including without limitation any subsidiaries of the Company and any other corporations hereafter formed or acquired by the Company to engage in any business.

         2. Board of Directors Supervision; Certain Actions Subject to Approval of Disinterested Directors or Board Observers.

         (a) The activities of Trivest to be performed under this Agreement shall be subject to the supervision of the Board of Directors of the Company (the "Board") to the extent required by applicable law or regulation and subject to reasonable policies not inconsistent with the terms of this Agreement adopted by the Board and in effect from time to time. Where not required by applicable law or regulation, Trivest shall not require the prior approval of the Board to perform its duties under this Agreement.

         (b) Any determination of the amount of any increase in Base Compensation in connection with the acquisition of an Additional Business pursuant to clause (ii) of Section 6(b) below and any compensation arrangement approved by the Board pursuant to clause (ii) of Section 6(c) below shall, in order to be effective, require the affirmative approval of a majority of the Disinterested Directors and, if Trivest Furniture Partners, Ltd., a Florida limited partnership ("Trivest Furniture Partners"), is at such time a holder of any equity securities of the Company, a majority in interest of the holders of limited partnership interests of Trivest Furniture Partners. For purposes of this Agreement the term "Disinterested Directors" shall mean those members of the Board (if any) who, at the time of such approval, are neither employees of the Company nor directors, officers or stockholders of Trivest or (subject to the last sentence of this Section 2(b), any of its affiliates. Nothing herein shall be deemed to prevent any individual who owns less than five percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under 12(b) or 12(g) of the Securities Exchange Act of 1933, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices in common use, from being deemed to be a Disinterested Director so long as such individual is not a member of any "control group" (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer.

         3. Authority of Trivest. Subject to any limitations imposed by applicable law or regulation, Trivest shall render management, consulting and financial services to the Company, which services shall include advice and assistance concerning any and all aspects of the operations, strategic and capital planning and financing of the Company and its subsidiaries as needed from time to time, including conducting relations on behalf of the Company with accountants, attorneys, financial advisors and other professionals. Trivest will also make periodic reports to the Company with respect to the services provided hereunder. Trivest will use its best efforts to cause its employees and agents to give the Company the benefit of their special knowledge, skill and business expertise to the extent relevant to the Company's business and affairs. In addition, Trivest shall render advice and expertise in connection with any acquisitions or dispositions undertaken by the Company.

         4. Reimbursement of Expenses; Independent Contractor. All obligations or expenses incurred by Trivest in the performance of its duties under this Agreement shall be for the account of, on behalf of, and at the expense of the Company. Trivest shall not be obligated to make any advance to or for the account of the Company or to pay any sums, except out of funds held in accounts maintained by the Company nor shall Trivest be obligated to incur any liability or obligation for the account of the Company without assurance that the necessary funds for the discharge of such liability or obligation will be provided. In the event the Company utilizes the services of Trivest's legal department, then the Company shall promptly reimburse Trivest for such expenses at prevailing rates. Trivest shall be an independent contractor, and nothing obtained in this Agreement shall be deemed or construed (i) to create a partnership or joint venture between the Company and Trivest, or (ii) to cause Trivest to be responsible in any way for the debts, liabilities or obligations of the Company or any other party, or (iii) to constitute Trivest or any of its employees as employees, officers or agents of the Company.

         5. Other Activities of Trivest. The Company acknowledges and agrees that neither Trivest nor any of Trivest's employees, officers, directors, affiliates or associates shall be required to devote full time and business efforts to the duties of Trivest specified in this Agreement, but instead shall devote only so much of such time and efforts as Trivest reasonably deems necessary. The Company further acknowledges and agrees that Trivest and its affiliates are engaged in the business of investing in, acquiring and/or managing businesses for Trivest's own account, for the account of Trivest's affiliates and associates and for the account of unaffiliated parties, and understands that Trivest plans to continue to be engaged in such businesses (and other business or investment activities) during the term of this Agreement. No aspect or element of such activities shall be deemed to be engaged in for the benefit of the Company or any of its subsidiaries nor to constitute a conflict of interest.

         6. Compensation of Trivest.

         (a) Base Compensation. During the term of this Agreement, Trivest shall receive annually with respect to the management of the business operations of the Company and its subsidiaries (including subsidiaries of subsidiaries), a base cash consulting and management fee equal to $350,000, payable in advance in equal quarterly installments (the "Base Compensation"). The Base Compensation shall be adjusted annually to reflect any increase from the previous year in the Consumer Price Index. For purposes of this Agreement, the term "Consumer Price Index" shall mean the "Consumer Price Index For All Urban Consumers" base year 1982-1984 = 100 for the Southern region, published by the United States Department of Labor, Bureau of Labor Statistics. The Company acknowledges that the determination of the amount of the initial Base Compensation payable to Trivest hereunder is based upon the Company's present business activities.

         (b) Additional Business Operations. In the event that any additional business operations are acquired by the Company or its subsidiaries after the date of this Agreement (each an "Additional Business"), then, with respect to each such Additional Business which has EBITA of $2,000,000 or more, the Base Compensation shall be increased (as of the date such Additional Business is acquired) by an amount equal to the greater of (i) $50,000 and (ii) subject to
Section 2(b), above, an amount determined in good faith by Trivest and the Board prior to the date such Additional Business is acquired. For purposes of this Agreement, the term "EBITA" shall mean the projected annual earnings before income taxes, interest expense and amortization of goodwill for each Additional Business for the fiscal year in which the acquisition of such Additional Business occurs, as computed in accordance with generally accepted accounting principles consistently applied with prior years (but excluding from such computation any purchase adjustments and compensation payable to Trivest as a result of the terms of this Agreement).

         (c) Additional Incentive Compensation.

                    (i) As additional compensation, Trivest shall be entitled to a one-time fee (the "Additional Incentive Compensation") with respect to (A) any acquisition of a business operation by the Company or its subsidiaries introduced or negotiated by Trivest or its affiliates, and (B) any disposition of a business operation by the Company or its subsidiaries negotiated by Trivest or its affiliates. The Additional Incentive Compensation shall be paid at the closing of the acquisition or disposition of any such business operation. The Additional Incentive Compensation shall be a cash sum equal to the following percentages of the purchase price (which on acquisitions or dispositions of assets shall also include the book value of the assumed liabilities, and on acquisitions or dispositions of stock shall also include liabilities of the acquired entity that are required to be paid with funds provided by the Company or any of its subsidiaries in connection with such acquisition) for the acquisition or disposition:


              PURCHASE PRICE                                       PERCENTAGE
              --------------                                       ----------
          $1 to $10,000,000                                          3.00%

          $10,000,001 to $50,000,000                                 1.25%

          $50,000,001 and over                                       0.75%

         By way of illustration, an acquisition or disposition with a purchase price of $60,000,000 would generate Additional Incentive Compensation of $875,000 (3.00% of the first $10,000,000, 1.25% of the next
         $40,000,000 and 0.75% of the remaining $10,000,000). This Section
         6(c)(i) shall not apply to any transaction (a "Sale of the Company") which is (x) the sale of all, or substantially all, of the Company's consolidated assets in any single transaction or series of related transactions; (y) the sale or issuance, or series of related sales or issuances, of equity securities of the Company in any single transaction or series of related transactions which results in any person or group of affiliated persons (other than affiliates of Trivest) owning (on a fully-diluted basis) more than 50% of the Company's securities having ordinary voting power to elect directors outstanding at the time of such sale or issuance or such series of sales and/or issuances; or (z) any merger or consolidation of the Company with or into another corporation (regardless of which entity is the surviving corporation) if, after giving effect to such merger or consolidation, the holders of the Company's securities having ordinary voting power to elect directors (on a fully-diluted basis) immediately prior to the merger or consolidation own securities of the surviving or resulting corporation representing 50% or less of the ordinary voting power to elect directors of the surviving or resulting corporation (on a fully-diluted basis). The amount of any fee payable to Trivest in connection with a Sale of the Company shall be determined pursuant to the provisions of Section 6(c)(ii) below.

                    (ii) In the event of any other transaction not in the ordinary course of business, including a Sale of the Company and any public or private debt or equity financing or unusual efforts extended or results obtained by Trivest on behalf or for the benefit of the Company or its subsidiaries, the Board shall in good faith negotiate with Trivest to determine a fair compensation arrangement to compensate Trivest for such matters.

         7. Term. Notwithstanding anything herein to the contrary, this Agreement shall become effective only upon the consummation of the proposed merger of Trivest Furniture Corporation with and into the Company, and shall thereafter remain in effect for a period of 10 years unless terminated earlier in accordance with the provisions of this Agreement.

         8. Early Termination.

                    (a) Termination Upon Breach. Either the Company or Trivest may terminate this Agreement in the event of the breach of any of the material terms or provisions of this Agreement by the other party, which breach is not cured within 10 business days after notice of the same is given to the party alleged to be in breach by the other party. In the event this Agreement is terminated by Trivest because of the breach of any of the material terms or provisions hereof by the Company, Trivest shall be entitled to recover damages from the Company and shall not be required to mitigate or reduce damages by seeking or undertaking other management arrangements or business opportunities.

                    (b) Termination Upon Consummation of a Sale of the Company. Trivest's engagement under this Agreement may be terminated by a majority of the Disinterested Directors (or, if Trivest Furniture Partners is then a holder of any equity securities of the Company, by a majority in interest of the holders of limited partnership interests of Trivest Furniture Partners) effective upon the occurrence of a Sale of the Company. Any such termination shall be communicated by written notice of Termination to Trivest, which notice shall be given no sooner than 20 business days prior to and no later than five business days after the consummation of a Sale of the Company.

         9. Standard of Care. Trivest (including any person or entity acting for or on behalf of Trivest) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or for any acts or omissions of any kind (including acts or omissions of Trivest), unless the Company's losses (including expenses, costs and attorneys' fees) are finally and judicially determined to have resulted from the gross negligence or willful misconduct of Trivest.

         10. Indemnification of Trivest. The Company hereby agrees to indemnify and hold harmless Trivest and its present and future officers, directors, affiliates, employees and agents ("Indemnified Parties") to the fullest extent not prohibited by law as if any of the Indemnified Parties were an officer or director of the Company and/or its subsidiaries. The Company further agrees to reimburse the Indemnified Parties on a monthly basis for any cost of defending any action or investigation (including attorneys' fees and expenses), subject to an undertaking from such Indemnified Party to repay the Company if such party is determined not to be entitled to such indemnity.

         11. No Assignment. Without the consent of Trivest, the Company shall not assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder. Without the prior written consent of the Company, Trivest shall not assign, transfer or convey any of its rights, duties or interests under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it under this Agreement.

         12. Notices. All notices, demands, consents, approvals and requests given by either party to the other hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses:

         If to the Company:      WinsLoew Furniture, Inc.
                                 160 Village Street
                                 Birmingham, Alabama 35242
                                 Attention: President

         If to Trivest:          Trivest II, Inc.
                                 2665 South Bayshore Drive
                                 Eighth Floor
                                 Miami, Florida 33133
                                 Attention: General Counsel

Any party may at any time change its respective address by sending written notice to the other party of the change in the manner hereinabove prescribed.

         13. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or enforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         14. No Waiver. The failure of the Company or Trivest to seek redress for any violation of, or to insist upon the strict performance of, any term or condition of this Agreement shall not prevent a subsequent act by the Company or Trivest, which would have originally constituted a violation of this Agreement by the Company or Trivest, from having all the force and effect of any original violation. The failure by the Company or Trivest to insist upon the strict performance of any one of the terms or conditions of the Agreement or to exercise any right, remedy or elections herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but the same shall continue and remain in full force and effect. Except as the Company's rights of termination are limited herein, all rights and remedies that the Company or Trivest may have at law, in equity or otherwise upon breach of any term or condition of this Agreement, shall be distinct, separate and cumulative rights and remedies and no one of them, whether exercised by the Company or Trivest or not, shall be deemed to be in exclusion of any other right or remedy of the Company or Trivest.

         15. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the matters herein contained and any agreement hereafter made shall be ineffective to effect any change or modification, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change or modification is sought.

         16. Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to the laws of any other state.

         17. No Third Party Beneficiary. Except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement; provided, however, that the provisions of Sections 2(b), 6(b)(ii), 6(c)(ii) and 8(b), above, to the extent that they provide rights which may be exercised by a majority in interest of the limited partners of Trivest Furniture Partners, shall be deemed to be for the benefit of Trivest Furniture Partners and its partners and may be enforced by Trivest Furniture Partners or its partners.


                      SIGNATURES APPEAR ON FOLLOWING PAGE

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly exercised by their authorized representatives as of the date first above written.


                                            WINSLOEW FURNITURE, INC.



                                            By: /s/ Bobby Tesney
                                                -------------------------------
                                                Bobby Tesney, President



                                            TRIVEST II, INC.



                                            By: /s/ Earl W. Powell
                                                -------------------------------
                                                Earl W. Powell, President

                                   EXHIBIT C

                             ADDRESSES FOR NOTICES

To the Company,                          Trivest, Inc.
either Trivest Investor,                 2665 South Bayshore Drive, Suite 800
Mr. Powell, Dr. George or                Miami, Florida 33133
Mr. Templeton:                           Attn:  General Counsel
                                         Fax:   (305) 858-1629

To Messrs. Tesney, Hess,                 WinsLoew Furniture, Inc.
Tortorici (and the Tortorici IRA),       160 Village Street
Stephens or Camp:                        Birmingham, Alabama 35242
                                         Attn:  such Individual Investor
                                         Fax:   (285) 408-7028

To Mr. Watts:                            Loewenstein, Inc.
                                         1801 North Andrews Extension
                                         Pompano Beach, Florida 33061
                                         Attn:  R. Craig Watts
                                         Fax:   (954) 960-0409

To. Dr. Creech:                          101 West Chico Avenue, Suite C
                                         Chico, California  95926
                                         Fax:   (530) 891-4348

To Mr. Pinto:                            c/o Resource Holdings, Ltd.
                                         520 Madison Avenue, 40th Floor
                                         New York, New York  10022
                                         Fax:   (212) 935-3851